Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FleetCor Technologies, Inc. Amended and Restated Stock Incentive Plan of our reports dated March 1, 2018, with respect to the consolidated financial statements of FleetCor Technologies, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of FleetCor Technologies, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) of FleetCor Technologies, Inc. and Subsidiaries for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 1, 2018